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Avista Corp. Completes Acquisition of Alaska Energy and Resources Company

SPOKANE, Wash. - July 1, 2014 - 6:10 a.m. PDT: Avista Corp. (NYSE:AVA) today announced that it has closed on its acquisition of Alaska Energy and Resources Company (AERC) based in Juneau, Alaska. AERC is now a wholly-owned subsidiary of Avista Corp. The primary subsidiary of AERC is Alaska Electric Light and Power Company (AEL&P), the oldest regulated electric utility in Alaska. In connection with the closing, Avista Corp. issued approximately 4.5 million new shares of common stock to the shareholders of AERC, at a price of $32.46 per share, which reflects a purchase price of $170 million, less outstanding debt and other closing adjustments.

“We are very pleased to complete this transaction, and to have AERC become part of our company. We look forward to working with the highly skilled and dedicated management and employees of AEL&P and to being a partner in the Juneau community,” said Avista Corp. Chairman, President and Chief Executive Officer Scott Morris.

About Avista
Avista Corp., incorporated in 1889 and based in Spokane, Wash., is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is the operating division that provides electric service to 367,000 customers and natural gas to 326,000 customers. Its service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. Alaska Energy and Resources Company is an Avista subsidiary that provides retail electric service in the city and borough of Juneau, Alaska, through its subsidiary Alaska Electric Light and Power Company. Avista stock is traded under the ticker symbol "AVA." For more information about Avista, please visit www.avistacorp.com.

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SOURCE: Avista Corporation